Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 2, 2021 (except for (i) the paragraphs included under the caption “Basis of Presentation and Recapitalization Transaction” described in Note 1, and (ii) Note 13, as to which the date is December 15, 2021), in the Registration Statement (Form S-1) and related Prospectus of AppHarvest, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP
Louisville, Kentucky
December 15, 2021